Exhibit 14.1

BrandywineRealtyTrust

code of business conduct and ethics

Code of Business Conduct and Ethics

As most recently adopted by the Board of Trustees on December 6, 2016 and effective on January 1, 2017.

Table of Contents

I.	Letter from Brandywine’s President and CEO	1
II.	Introduction	2
III.	Compliance with Laws	3
IV.	Integrity in Dealing with Others	4
V.	Integrity in Business Practices	6
VI.	Integrity in Record Keeping	7
VII.	Conflicts of Interest	8
	■ Reasonable Business Gifts and Business Entertainment	9
	■ Guidelines for Disposition of Unacceptable Business Gifts	10
VIII.	Integrity in Employment Practices	11
IX.	Insider Trading and Trading in Securities	12
	■ Reasons for Maintaining Confidentiality	12
	■ Safeguarding Inside Information	12
	■ Trading by Trustees, Officers and Certain Employees	13
X.	Compliance with the Code	14
	■ Questions about the Code	14
	■ Reporting Violations of the Code	14
	■ Protected Disclosures	15
	■ Special Procedures for Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters	15
	■ Waivers from the Requirements of the Code	16
	■ President and CEO Consent under the Code	16
	■ Modifications to the Code	16
Summary of Changes to Brandywine’s Code of Business Conduct and Ethics		17
Certification		18

CODE OF BUSINESS CONDUCT AND ETHICS

I.	Letter from Brandywine’s President and CEO

Brandywine’s unwavering commitment to honesty and integrity in the conduct of its business and affairs is foundational to our ongoing success. Our employees, officers and trustees create and sustain our ethical foundation through candor and transparency in their communications and through compliance with laws, rules and the commitments we make to our business partners and communities. Our reputation as an exemplary citizen and reliable business partner is one of our most prized assets and responsibility for its preservation depends on each of us.

For more than 20 years, Brandywine has set itself apart through execution of bold deals that transform and enhance our communities; through a reputation for transparency, fair dealing and dependability; through an embrace of diversity and innovation; through respect for our relationships; and through entrepreneurial drive. Together, every day, in countless ways, we create and manage value for our shareholders, employees, tenants, business partners and communities.

Thank you for reviewing this Code and conducting all of your activities on behalf of Brandywine consistent with our values and commitments. Our reputation and success depend upon your conduct.

[SIGNATURE]

Gerard H. Sweeney

President and CEO

II.	Introduction

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide employees, officers and trustees of Brandywine. We all must conduct ourselves with the highest ethical standards and by adhering to best business practices. We must seek to avoid even the appearance of unethical behavior.

The honesty and integrity of our business conduct must not be compromised. Brandywine will not condone ethical violations for the sake of personal gain, personal advantage, expediency, or perceived business advantage.

While this Code attempts to describe certain foreseeable circumstances and to state the employee’s and trustee’s obligations in such circumstances, it is impossible to anticipate all possibilities. Therefore, in addition to compliance with this Code and applicable laws, rules and regulations, all employees and trustees are expected to observe the highest standards of business and personal ethics in the discharge of their responsibilities and activities on behalf of Brandywine.

If you have a question as to a requirement of this Code or the permissibility of a particular action or situation, please seek guidance from your supervisor and, if necessary, from the next level of management.  You may also seek guidance from Brandywine’s General Counsel, Director of Human Resources Department and Director of Internal Audit at any time.

Anyone who violates this Code will be subject to disciplinary action, which may include immediate termination. If you believe that a violation of this Code has occurred, please follow the reporting procedures described in Article X of this Code.

CODE OF BUSINESS CONDUCT AND ETHICS

III.	Compliance with Laws

Compliance with law, in letter and in spirit, is the foundation on which Brandywine’s ethical standards are built. All employees, officers and trustees must obey the laws of the United States and the municipalities and states in which we operate. Employees are not required to know all laws in detail. You should understand those laws that relate to your job responsibilities and recognize when it is prudent to seek advice from your supervisor or the Legal Department, Human Resources Department and Internal Audit Department.

If a law conflicts with a policy in this Code, you must comply with the law.

IV.	Integrity in Dealing with Others

Brandywine’s external relationships are critical to our success. We must deal fairly and lawfully with third parties.

All employees and trustees must conduct themselves in compliance with the following:

▶	Communications with Government Officials: Be honest, direct and truthful in discussions with government officials and employees.
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Relationships with Governmental Officials: Do not make illegal gifts, payments, or donations or provide illegal hospitalities (including, without limitation, of food, lodging or transportation) to federal, state or municipal officials. When gifts, payments or donations are given to government officials or employees that are permitted by law, reporting requirements and other restrictions may apply. Consult the Legal Department before making any such gifts, payments or donations to any government official or employee.

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Brandywine Political Contributions: In many jurisdictions, including, but not limited to, federally, it is illegal for a corporation to donate, give gifts or provide hospitalities (including without limitation of food, lodging or transportation) using Brandywine funds, goods or services to candidates for governmental offices (or their families) or political committees (“PACs”).  Do not, in violation of such laws, contribute, donate, give gifts or provide hospitalities using Brandywine funds, goods or services to any such candidates or PACs. Consult with the Legal Department prior to making any contributions or donations of Brandywine funds, goods or services to candidates or PACs.

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Personal Political Contributions.  Consult with the Legal Department prior to making any contributions or donations of personal funds, goods or services to candidates or PACs to confirm that there are no reporting requirements applicable to such contributions or donations. Brandywine is prohibited from compensating or reimbursing any employee or trustee for any political contributions or donations. Any solicitations of Brandywine employees and trustees by other Brandywine employees or trustees for any contributions or donations to a candidate or PACs are voluntary in nature. There will be no retaliation or adverse effect in response to anyone’s decision not to contribute or donate to a candidate or PACs.

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Lobbying: Do not lobby public officials, or engage in meetings in which lobbying occurs, unless in compliance with applicable laws and Brandywine policies. To assure compliance with reporting requirements, any lobbying or related activities on behalf of Brandywine should be reported to the Legal Department.

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Gifts to Vendors or Customers: Do not give excessive or uncustomary gifts or services to a vendor or customer. Do not provide anything to a vendor or customer in exchange for an inappropriate advantage for Brandywine.

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Dealing with Customers and Suppliers: Respect the rights of and deal fairly with Brandywine’s customers, suppliers, competitors and employees. No employee should take advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

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Trade Secrets of Others: Do not possess trade secret information that was obtained without the owner’s consent. Stealing proprietary information or inducing such disclosures by past or present employees of other companies is prohibited.

CODE OF BUSINESS CONDUCT AND ETHICS

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Fair Competition: Comply with all laws and requirements regarding competition and do not seek to outperform our competition unfairly or dishonestly. We seek competitive advantage through superior performance, never through unethical or illegal business practices.

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Dealing with Foreign Officials: Comply with the anti-corruption laws, including the U.S. Foreign Corrupt Practices Act. The Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.

V.	Integrity in Business Practices

All employees and trustees must act with integrity and communicate honestly and openly when engaged in business interactions or activities on behalf of Brandywine.

All employees and trustees must conduct themselves in compliance with the following:

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Use of Assets: Responsibly use both the physical assets of Brandywine, including its property, supplies and equipment, when authorized by Brandywine and endeavor to protect Brandywine’s assets and ensure their efficient use. Brandywine does not condone fraud or theft. Any suspected fraud or theft should be immediately reported for investigation.

▶	Compliance with Environmental Laws: Comply with all applicable environmental laws and regulations regarding hazardous materials, air emissions, waste and wastewater discharges.
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Brandywine Intellectual Property: Comply with the intellectual property ownership rights of Brandywine and others including, but not limited to, copyrights, patents, trademarks and trade secrets and use software, hardware and content only in accordance with the law. Comply with privacy of information and data protection laws and regulations.

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Brandywine Opportunities: No employee or trustee may divert to himself or herself or to any others any business opportunities that are discovered through the use of Brandywine’s property or information or his or her position. No employee or trustee may use Brandywine property, information or opportunities for personal gain. Employees and trustees owe a duty to Brandywine to advance its legitimate interests when the opportunity to do so arises and not to engage in business that competes with Brandywine.

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Brandywine Proprietary Information: Protect Brandywine’s proprietary information. Proprietary information includes, without limitation, business, marketing and service plans, and trade secrets. Unauthorized use or distribution of this information may be illegal and result in civil or even criminal penalties.

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Confidential Information: Safeguard all non-public information of Brandywine, Brandywine’s tenants and other third parties with which Brandywine conducts business, unless disclosure is authorized or legally required. Employees and trustees should maintain the confidentiality of information entrusted to them by Brandywine or its customers or vendors, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors or harmful to Brandywine or its customers or vendors, if disclosed. The obligation to preserve confidential information continues even after employment or service with Brandywine ends.

▶	Communications with the Press: Do not speak to the press on Brandywine’s behalf unless in compliance with Brandywine’s information disclosure policies and procedures.

CODE OF BUSINESS CONDUCT AND ETHICS

VI.	Integrity in Record Keeping

Brandywine requires prompt, honest and accurate recording and reporting of information. Without prompt, honest and accurate recording and reporting of information, we are unable to make responsible business decisions and accurate and timely public disclosures, including with the Securities and Exchange Commission.

Brandywine requires its personnel to:

▶	Honestly and accurately record and report all business information and comply with all applicable laws regarding preparation and maintenance of such records and reports.
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Maintain with reasonable detail Brandywine’s books, records, accounts and financial statements. Such information must appropriately reflect Brandywine’s transactions and conform to applicable legal and accounting requirements and to Brandywine’s system of internal controls.

▶	Accurately reflect number of hours worked.
▶	Avoid exaggeration, guesswork or inappropriate characterizations of information, people or companies.
▶	Accurately document and record business expenses and reimbursements.
▶	Accurately document and record business expenses and reimbursements.
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Not attempt to improperly influence, manipulate or mislead any auditor, or interfere with any auditor engaged to perform an internal or independent audit of Brandywine’s books, records, processes or internal controls.

▶	Properly create, retain and dispose of business records in compliance with all applicable Brandywine record keeping and destruction policies and legal and regulatory requirements.

VII.	Conflicts of Interest

Our policy is to avoid any relationships, influences or activities that might impair, or even appear to impair, our ability to make objective and fair decisions on Brandywine’s behalf. The criteria used in the selection of a Brandywine vendor should always be based on the vendor’s ability to provide the service or product at the quality and price desired.

A “conflict of interest” exists when a person’s private interest may or does interfere with the interests of Brandywine. A conflict can arise when an employee or trustee takes actions or has interests that may make it difficult to perform his or her Brandywine work objectively and effectively. Conflicts of interest may also arise when an employee or trustee, or member of his or her family, receives improper personal benefits as a result of his or her position with Brandywine.

Trustees

No trustee of Brandywine may accept payments, loans, guarantees, employment or promises of employment, investments, investment opportunities, vacation trips, gifts or entertainment as a condition of the initial or continued engagement of a consultant, broker, vendor or third party working for Brandywine. No trustee may recommend any third party for work for Brandywine where the third party's compensation is paid on the basis of any kickback or fee sharing arrangement with the trustee. Nor may a trustee recommend any third party for work for Brandywine without full disclosure to the Board of any familial or monetary relationship of such third party with the trustee or any equity or stock ownership position of the trustee or a member of the trustee’s immediate family in such third party (other than less than 1% of the common stock in a publicly-traded company).

Employees

No employee (or a family member of such employee) may:

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Accept payments, loans, guarantees, employment or promises of employment, investments or investment opportunities as a condition of the initial or continued engagement of a consultant, broker, vendor or third party working for Brandywine.

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Work for a competitor, customer or supplier, including, without limitation, as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our competitors, customers or suppliers, except on behalf of Brandywine.

▶	Purchase or obtain any goods or services from any of Brandywine’s vendors or suppliers for personal use without the prior written approval of the President and CEO of Brandywine.
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Recommend any third party for work for Brandywine on a project or development of Brandywine where the third party's compensation is paid on the basis of any kickback or fee sharing arrangement with the employee. Nor may an employee recommend any third party without full disclosure and prior written approval by the President and CEO if such third party has any familial or pre-existing monetary relationship with the employee or if such employee has an equity or stock ownership position in such third party (other than less than 1% of the common stock in a publicly-traded company).

CODE OF BUSINESS CONDUCT AND ETHICS

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Use or appropriate materials, property, equipment, systems and procedures (if proprietary in nature) owned by Brandywine for his or her own personal financial gain except to the extent necessary for the performance of his or her duties for Brandywine.

Reasonable Business Gifts and Business Entertainment

The purpose of reasonable business gifts and business entertainment in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage.

No employee (or the family members of an employee) may accept a gift or entertainment as a condition of the initial or continued engagement of a consultant, broker, vendor or third party working for Brandywine unless the gift or entertainment satisfies all of the following requirements:

▶	Is not provided as a condition of initial or continued engagement and cannot reasonably be calculated to influence a decision.
▶	Is not cash or cash equivalent.
▶	Is not excessive in value, either individually or when combined with other gifts and entertainment from the vendor.
▶	Is not a vacation trip, travel or lodging.
▶	Is consistent with customary business practices.
▶	Cannot be construed as a bribe.
▶	Cannot reasonably be calculated to influence a decision.
▶	Does not violate any laws or regulations.
▶	Provided the gift or entertainment meets the other requirements set forth above, a gift or entertainment may be accepted if it complies with the following:

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when the vendor attends, the gift or entertainment may be accepted if the value does not exceed $250 in a single instance or $500 combined for all such gifts from such vendor to such employee in a calendar year, unless otherwise approved in writing by the President and CEO.

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when the vendor does not attend, the gift or entertainment may be accepted if it does not exceed a value of $150 in a single instance or $300 combined with all other such gifts from such vendor to such employee in a calendar year, unless otherwise approved in writing by the President and CEO.

▪	In the case of a gift certificate, the amount of the gift certificate does not exceed $100.

Examples of Generally ACCEPTABLE Business Gifts and Business Entertainment*:

▶  A holiday gift of a bottle of wine.

▶  A gift certificate to a coffee shop not in excess of $100.

▶  A celebratory dinner for a project team after a key milestone is met.

▶  Specialty logo items such as coffee mugs, sports bottles, polo shirts.

▶  Breakfast or lunch at which the vendor is present and business is discussed.

▶  Tickets to a local sporting or entertainment event at which the vendor is present and business is discussed.

▶  A book or report that relates to our business.

▶  A gift basket to a project team during the holiday season.

Examples of Business Gifts and Business Entertainment that are Generally NOT ACCEPTABLE:

▶  Case of fine wine or champagne.

▶  A Visa gift card or other cash equivalent.

▶  An expensive dinner with the project team during the vendor selection process.

▶  Fine jewelry or watch or leather jacket.

▶  Repetitive meals with the same vendor.

▶  Tickets to a prestigious event, such as a Super Bowl, World Series, Olympics or season tickets.

▶  Vendor materials left over from a job site.

▶  Gift basket or box for an individual employee.

*While these examples are generally acceptable, all examples are still subject to complying with all of the requirements of this Article VII.

Guidelines for Disposition of Unacceptable Business Gifts

Whenever an employee has received a gift that does not meet the criteria for acceptance in this Code, he or she should use one of the following options for the proper handling of the gift:

▶	Return it to the donor with a polite explanation that Brandywine policy prohibits retention of the business gift.
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In the case of a non-substantial gift, promptly notify the most senior employee in your office to facilitate a donation of the gift to charity or to distribute the gift to Brandywine employees as part of a raffle, with proceeds being donated to charity.

Repetitive gifts that are given by any vendor that do not comply with the requirements of this Code should be reported to the General Counsel even where those gifts are properly disposed of pursuant to the above options.

CODE OF BUSINESS CONDUCT AND ETHICS

VIII.	Integrity in Employment Practices

Our employees are our greatest asset. We value the diversity of our employees and are committed to providing equal opportunity in all aspects of employment. We will not tolerate discrimination, harassment or retaliation.

Trustees

No trustee may engage in discrimination in violation of laws, including, without limitation, in hiring, compensation, access to training, promotion, termination or retirement based on race, ancestry, color, religion, gender, identity or expression, marital status, national origin, age, disability, pregnancy, citizenship, veteran status or military service obligation. No trustee may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination. No trustee may retaliate against any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

Employees

All employees must conduct themselves in compliance with the following:

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Not engage in discrimination in violation of laws, including, without limitation, in hiring, compensation, access to training, promotion, termination or retirement based on race, ancestry, color, religion, gender, identity or expression, marital status, national origin, age, disability, pregnancy, genetic information, citizenship, veteran status or military service obligation.

▶	Cooperate with Brandywine’s commitment to a workforce free of unlawful harassment and discrimination.
▶	Follow safety and healthy workplace rules and timely report unsafe conditions.
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Report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated. Violence and threatening behavior are not permitted.

▶	Not retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination.
▶	Not retaliate against any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

IX.	Insider Trading and Trading in Securities

As an employee or trustee of Brandywine, you may at times obtain or be in possession of information about Brandywine or another company that is confidential and not generally available to the public. You have responsibilities under federal securities laws regarding such nonpublic information; and the trading of Brandywine’s securities or another company’s securities while in possession of material nonpublic information may violate securities laws.

Information is generally considered “material” if (i) there is a substantial likelihood that a reasonable investor would find the information important in determining whether to buy or sell the securities or (ii) the information, if made public, would likely affect the market price of the securities.

Some examples of “material” information include: (i) a proposed merger, acquisition or tender offer; (ii) a proposed acquisition or disposition of a significant asset or property; (iii) information regarding revenues or earnings; (iii) financial forecasts, especially estimates of earnings; (iv) increases or decreases in dividends; (v) pending regulatory action; (vi) significant litigation; (vii) the public or private sale of additional securities; or (viii) major management changes.

“Inside Information” means information that is material information that is not generally available to the public. Information generally becomes available to the public when it has been disclosed by Brandywine or a third-party in a press release or other broadly disseminated public statement, including in a filing with the Securities and Exchange Commission, and sufficient time has passed for the disclosed information to be absorbed in the market. The material information may concern Brandywine or another company, such as a counter-party to an acquisition transaction.

Reasons for Maintaining Confidentiality

Brandywine’s policy strictly prohibits any person who obtains Inside Information from purchasing or selling securities on the basis of such Inside Information. Your failure to maintain the confidentiality of Inside Information or to trade on the basis of Inside Information could greatly harm Brandywine’s reputation and ability to conduct business.

Inside Information can be obtained in many ways. For example:

▶	In the course of your employment with Brandywine.
▶	From customers or vendors.
▶	From friends, relatives, acquaintances or strangers.
▶	Overheard from conversations of others.

CODE OF BUSINESS CONDUCT AND ETHICS

Safeguarding Inside Information

Prior to Inside Information being made available generally to the public, you must keep Inside Information strictly confidential. Disclosing Inside Information may harm Brandywine and violate securities laws. You should only discuss Inside Information with Brandywine employees and trustees who have a “need to know” the Inside Information. Discussions should be limited to the smallest group reasonably practicable. The utmost care should be given to keeping Inside Information confidential.

Examples of things to avoid:

▶	Do not have conversations in elevators, restaurants and airplanes about Inside Information.
▶	Do not have conversations in chatrooms or similar internet based forums about Inside Information.

No employee or trustee may disclose Inside Information to the public or respond to questions from the media, analysts or others outside Brandywine except in compliance with Brandywine’s communications policies and procedures.

Brandywine’s trustees, officers and supervisory employees may also be subject to civil penalty, either as “controlling persons” who fail to take appropriate steps to prevent illegal trading or as “aiders and abettors” of illegal trading. Trustees, officers and certain supervisory employees could become liable if they know of, or recklessly disregarded, likely insider trading by an employee under their control. A successful action by the Securities and Exchange Commission could result in fines and other penalties.

Any appearance of impropriety could not only damage Brandywine’s reputation for integrity and ethical conduct but also impair investor confidence in Brandywine.

Violations of this policy can result in termination or removal for cause.

Trading by Trustees, Officers and Certain Employees

Trustees, officers and certain non-officer employees that are regularly involved in the review and evaluation of Inside Information must, in addition to complying with this Code, comply with Brandywine’s trading policies and procedures as set forth in the “Policy Statement Dealing with Company Information, including Inside Information and Securities Insider Trading”. The President and CEO will from time to time designate those non-officer employees that are subject to such policy.

X.	Compliance with the Code

Questions about the Code

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If you have a question as to a requirement of this Code or the permissibility of a particular action or situation, please seek guidance from your supervisor and, if necessary, from the next level of management.  You may also seek guidance from Brandywine’s General Counsel, Director of Human Resources and Director of Internal Audit at any time.

▶	We encourage you to raise any questions and to communicate any concerns promptly. Early communication may prevent violations or allow for concerns to be addressed before they become problems.

Reporting Violations of the Code

▶	Any employee who believes that a violation of this Code has occurred should report it immediately to Brandywine’s General Counsel or to Brandywine’s confidential Hotline.
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Our confidential Hotline is available to all Brandywine employees and others to report violations or suspected violations of this Code, including to report a concern or complaint regarding Brandywine’s accounting, internal accounting controls or auditing matters. The confidential Hotline can be accessed by telephone or the internet.

▶	The Hotline for callers from the U.S., Canada and Puerto Rico is: 1-877-888-0002 (toll-free).
▶	The Hotline can also be accessed through our internal website titled “Ethics and Compliance Helpline”. You can make a report directly through this website.
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Access to the Hotline, which is a service of an outside company, is available 24 hours a day, seven days a week. Calls to the Hotline are directed to a live, trained interviewer. Calls may be made anonymously.

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Information reported to the Hotline will be directed to the Director of Internal Audit and General Counsel. If the reported violation involves the Director of Internal Audit or General Counsel, the matter will be directed to the President and CEO or to the Executive Vice President and CFO.

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The General Counsel (or his or her designee) will promptly investigate any matters that are reported. If the conduct involves the General Counsel, the investigation will be conducted by a third-party attorney.

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The investigation will be handled fairly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. If the investigation leads to a conclusion that a violation of the Code has occurred, Brandywine will take appropriate corrective action, which may include removal from a position as trustee or officer, and dismissal as an employee of Brandywine.

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Every employee has the right to report, in good faith, violations or suspected violations of this Code or seek the advice of management, including their supervisor, the Legal Department, the Human Resources Department or the Internal Audit Department without risk to the employee’s job status or position. No trustee, employee, contractor, subcontractor, or agent of Brandywine may discharge, demote, suspend, threaten, harass, or in any

CODE OF BUSINESS CONDUCT AND ETHICS

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manner discriminate or otherwise retaliate against a person because of any lawful act done by the person to disclose information about fraudulent activity within Brandywine or because of a person’s cooperation with fraud-related investigations or legal proceedings conducted by Brandywine or by a law-enforcement agency, any member of a committee of Congress or any person with supervisory authority over the person or with the authority to investigate misconduct within Brandywine. Any employee who participates in or condones retaliation is subject to disciplinary action, including discharge from employment, if appropriate.

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Brandywine recognizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation. Any employee who makes a complaint in bad faith or provides information that the employee knows or has reason to know is false will be subject to appropriate corrective action, which may include dismissal.

Protected Disclosures

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Nothing in this Code prohibits employees from reporting possible violations of the law or a regulation to law enforcement or any other governmental agency, entity, or representative authorized to receive such information, or from otherwise making any other disclosures that are protected under the whistleblower provisions of applicable federal, state or other law or regulation.

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The federal Defend Trade Secrets Act of 2016 provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

Special Procedures for Complaints Regarding Accounting,
Internal Accounting Controls, and Auditing Matters

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Any employee who believes that there has been a violation of this Code caused by questionable accounting or auditing matters has the right to submit a confidential, anonymous complaint to Brandywine’s General Counsel. The complaint should be made in written form and provide sufficient information so that a reasonable investigation can be conducted.

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You may also report a concern or complaint regarding Brandywine’s accounting, internal accounting controls or auditing matters to the confidential Hotline at the phone number shown above. These concerns and complaints will be referred to Brandywine’s Audit Committee or General Counsel.

Waivers from the Requirements of the Code

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Any waiver of this Code for executive officers or trustees may be made only by the Board or the Audit Committee and will be promptly disclosed as required by law or stock exchange regulation. Other waivers may only be approved by the President and CEO.

President and CEO Consent under the Code

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Where this Code requires the consent or approval of the President and CEO, the President and CEO may designate in writing, from time to time, that another officer of Brandywine is authorized to give such consent or approval on his behalf.

Modifications to the Code

▶	Brandywine reserves the right to modify this Code.

CODE OF BUSINESS CONDUCT AND ETHICS

Summary of Changes to Brandywine’s
Code of Business Conduct and Ethics

Effective as of January 1, 20171

▶	References to Brandywine’s expectations with respect to the Code have been added, primarily on page 1.
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Clarifications were made to Brandywine’s policies with respect to the giving of gifts to governmental officials and vendors and customers and clarifications were made regarding political contributions and lobbying restrictions, primarily on page 4.

▶	Changes were made to Brandywine’s gift and entertainment policy, primarily on pages 8 – 9.
▶	References to compliance with respect to specific laws have been included, specifically, with respect to environmental and intellectual property laws, primarily on page 6.
▶	References to Brandywine’s policy with respect to speaking to the press on Brandywine’s behalf, primarily on page 6.
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Clarifications made to record keeping requirements to add specific examples of proper recording keeping practices related to the recording of number of hours work and interactions with Brandywine’s auditors, primarily on page 7.

▶	Changes were made to ensure that the Code remains compliant with evolving National Labor Relations Board guidelines and Brandywine’s human resources policies, primarily on pages 11 and 15.
▶	Changes were made to include elements in the Code of Brandywine’s existing insider trading policy, primarily on pages 12 – 13.
▶	Clarifications were made to the processes related to compliance with the Code, primarily on pages 14 – 16.

[1]	All changes were administrative, technical or non-substantive in nature.

Certification

I, ______________________________________, acknowledge that I have received a copy of Brandywine’s Code

           (Please Print Name)

of Business Conduct and Ethics (“Code”) and that I have read the Code. I understand that it is my personal responsibility to get clarification on any part of the Code that I do not understand by going to my supervisor, Human Resources, Legal or Internal Audit Department. I acknowledge that lack of understanding is not an excuse for violation of the guidelines set forth in the Code.  In addition, I accept responsibility for reporting, through appropriate channels set forth in the Code, any action that I believe could be a violation of this Code.

Signature:   ____________________________________

Date:   _________________________________________